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                                                                     EXHIBIT 2.1

                   AMENDMENT TO PLAN AND AGREEMENT OF MERGER

         This Amendment, dated as of December 29, 1997 (the "Amendment"), to that certain Plan and Agreement of Merger, made and entered into as of the 1st day of October 1997 (the "Plan of Merger"), by and among MedPartners, Inc., a Delaware corporation ("MedPartners"), ASG Merger Corporation, a Delaware corporation (the "Subsidiary"), and America Service Group Inc., a Delaware corporation ("ASG").

                              W I T N E S S E T H:

         WHEREAS, the parties desire to amend the Plan of Merger to the extent set forth in this Amendment and to enter into certain agreements ancillary to the Plan of Merger in connection with such amendments;

         NOW, THEREFORE, in consideration of the premises, and the mutual covenants and agreements contained herein, the parties to this Amendment do hereby agree as follows:

                                   SECTION 1.

                                  Definitions.

         1.1 Incorporation of Defined Terms. All capitalized terms used in this Amendment that are not defined in this Amendment shall have the meanings assigned to them in the Plan of Merger.

                                   SECTION 2.

                Matters Relating to ASG's Stockholders' Meeting.

         2.1 Postponement of Meeting. MedPartners and the Subsidiary acknowledge and agree that ASG shall convene the special meeting of its stockholders scheduled for 10:00 am Central Standard Time on December 29, 1997 (the "Special Meeting"), and shall vote the proxies obtained by management in favor of the Merger in favor of an adjournment of the Special Meeting until January 20, 1998. MedPartners and the Subsidiary agree that ASG's postponement of the Special Meeting shall not constitute a breach of ASG's performance of any of its obligations pursuant to the Plan of Merger.

         2.2 Announcement of Postponement. MedPartners and the Subsidiary consent to the issuance by ASG of a press release announcing the postponement of the Special Meeting, which

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press release shall be in the form attached as Exhibit 1 to this Amendment.
MedPartners and the Subsidiary further consent to the issuance of such press release immediately following the action taken by the stockholders to adjourn the Special Meeting as contemplated by Section 2.1.

         2.3 Indemnification of ASG. MedPartners and the Subsidiary agree, jointly and severally, to indemnify and hold ASG and its officers, directors and agents and each person, if any, who controls ASG within the meaning of
Section 20 of the Securities Exchange Act of 1934, as amended (collectively, the "Indemnified Parties") harmless from and against any losses, claims, damages or liabilities to which any Indemnified Party may become subject, and to reimburse, as incurred, any legal or other expenses reasonably incurred by any Indemnified Person in connection with investigating or defending any action in respect of any such loss, claim, damage or liability, insofar as the same arise out of or are based upon the announcement of the postponement of the Special Meeting.

                                   SECTION 3.

                   Matters Relating to Conditions to Closing.

         3.1 Mutual Conditions. MedPartners and the Subsidiary agree that the conditions set forth in subsections (b), (c), (e), (g) and (h) of Section 9.1 of the Plan of Merger shall from and after the effective date of this Amendment be conditions only to the obligation of ASG to consummate the Merger. The parties agree that the condition set forth in subsection (f) of Section 9.1 of the Plan of Merger shall from and after the effective date of this Amendment be a condition only to the obligation of ASG to consummate the Merger, unless the condition is not capable of being satisfied because of any of the arrangements provided for in Section 4 of this Amendment, in which event, the condition may be asserted by any of the parties.

         3.2 Conditions to the Obligations of MedPartners. MedPartners and the Subsidiary acknowledge receipt of (i) a certificate executed by a duly authorized officer of ASG dated the date of this Amendment and covering the matters set forth in Section 9.2(b) of the Plan of Merger and (ii) an opinion of King & Spalding covering the matters set forth in Exhibit 9.2(e) to the Plan of Merger. Based on their receipt of such certificate and opinion, MedPartners and the Subsidiary acknowledge and agree that the conditions to their respective obligations to consummate the Merger set forth in the Plan of Merger, including, without limitation, those set forth in Section 9.2 of the Plan of Merger, have been satisfied and that neither of them shall assert nonperformance or nonoccurrence of any such condition as grounds for terminating their respective obligations to consummate the Merger. Accordingly, the parties hereby agree that the Plan of Merger shall be amended by the deletion of Section 9.2 thereof.

         3.3 Amendment of Section 8.1(b)(ii). Section 8.1(b)(ii) of the Plan of Merger is hereby amended by the deletion of the date "March 31, 1998" where it appears in such Section and by the insertion of "June 30, 1998" in lieu thereof.

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                                   SECTION 4.

                              Operational Matters.

         4.1 Retention of Key Employees. MedPartners and the Subsidiary hereby agree that ASG shall be permitted to pay cash compensation in an aggregate amount not to exceed one of the annual "Target Payouts" payable to Scott L. Mercy pursuant to his employment agreement with ASG had the Merger been consummated on December 29, 1997 (which in any event he had planned to distribute to certain ASG employees) to certain key employees of ASG (other than Mr. Mercy) in order to induce such key employees to remain in the employ of ASG until consummation of the Merger. MedPartners and the Subsidiary further agree that such payment shall not constitute a breach of ASG's performance of any of its obligations pursuant to the Plan of Merger. The parties agree that the foregoing is not intended to modify the terms of Mr. Mercy's employment agreement with ASG.

         4.2 Employee Benefit Plans. MedPartners acknowledges that ASG has terminated certain of its employee benefit plans effective as of January 1, 1998, at the request of MedPartners in contemplation of the consummation of the Merger. MedPartners agrees, at its own expense, to provide coverage economically equivalent to that maintained by ASG to ASG's employees effective January 1, 1998, until consummation of the Merger or, if the Plan of Merger is terminated, until December 31, 1998.

         4.3 Temporary Employees. MedPartners and the Subsidiary acknowledge and agree that ASG will be required to hire temporary employees to perform the functions of employees whose employment with ASG was terminated effective December 31, 1997, in contemplation of the consummation of the Merger. Furthermore, MedPartners and the Subsidiary acknowledge and agree that ASG may be required to offer compensation in excess of that normally paid for equivalent services to induce such temporary employees to accept employment with ASG pending consummation of the Merger. Notwithstanding anything to the contrary set forth in this Amendment, ASG shall not enter into a contract with any temporary employee hired by it pursuant to this Section 4.3 without obtaining the prior written consent of MedPartners, which consent will not be unreasonably withheld by MedPartners. MedPartners and the Subsidiary further agree that ASG shall not breach any of its obligations pursuant to the Plan of Merger by hiring such employees on such terms as ASG deems necessary in the good faith exercise of its reasonable judgment.

         4.4 Reimbursement. If the Merger is not consummated for any reason other than the exercise by ASG of its right to terminate the Plan of Merger pursuant to Section 8.1(d), MedPartners shall pay to ASG an amount equal to sum of (i) the additional cost incurred by ASG in obtaining malpractice, general liability, and workers' compensation insurance as a result of the failure of the Merger to occur; (ii) the bonuses paid pursuant to Section 4.1 of this Amendment; (iii) the compensation paid in excess of normal amounts to temporary employees pursuant to

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Section 4.3 of this Amendment; and (iv) the additional compensation paid to employees of ASG, as previously agreed to by MedPartners, pursuant to ASG's "severance and retention program," as set forth in Exhibit 3.13(a)(3) to the Plan of Merger. It is the intent of the parties that any payments made by MedPartners to ASG pursuant to the preceding sentence shall be limited to the amount required solely to reimburse ASG for incremental costs incurred as a result of the delay of the consummation of the Merger caused by the postponement of the Special Meeting. If the Merger is not consummated, ASG shall pay to MedPartners an amount equal to the cost that ASG would have incurred in providing coverage under ASG's employee benefit plans to ASG's employees from January 1, 1998, through the date of termination of the Plan of Merger. ASG agrees that payment to it of the amounts specified in the first sentence of this Section 4.4 shall be ASG's sole remedy with respect to any and all incremental costs incurred by ASG as a result of the delay of the consummation of the Merger caused by the postponement of the Special Meeting. Except as provided in the preceding sentence and notwithstanding the indemnification provision set forth in Section 2.3, acceptance of amounts paid to it pursuant to this Section 4.4 shall not constitute waiver of any other remedy available to the accepting party pursuant to the Plan of Merger or otherwise as a result of the failure to consummate the Merger.

         4.5 Pooling of Interests. The parties agree to determine promptly whether the agreements of the parties set forth in this Section 4 will preclude MedPartners from accounting for the Merger as a pooling-of-interests. The parties further agree to modify this Section 4 as required to eliminate or modify any provision that would preclude MedPartners from accounting for the Merger as a pooling-of-interests, in a manner that preserves the intent of the parties.

                                   SECTION 5.

                                 Miscellaneous.

         5.1 Affirmation of the Plan of Merger. The parties hereby affirm to one another their respective obligations pursuant to the Plan of Merger and affirm the Plan of Merger, amended as set forth above. The parties hereby represent and warrant to one another that none of them is in default in the performance of any of its obligations to the other as of the date of this Amendment.

         5.2 Representations and Warranties. The parties represent and warrant to one another that this Amendment has been duly authorized by all corporate action required to be taken on each of their parts, that it has been duly executed and delivered and that it constitutes the legal, valid and binding obligation of each of them, except as enforcement may be subject to bankruptcy, moratorium and similar laws and except as the availability of equitable remedies may be subject to customary limitations.

         5.3 Further Assurances. Each party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Amendment.

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         5.4 Incorporation by Reference. Sections 10.5, 10.6, 10.11, 10.12,
10.13, 10.14, 10.15 and 10.16 of the Plan of Merger are incorporated into this Amendment by this reference to such sections and the parties agree that such sections shall govern this Amendment as fully as if such sections were set forth in this Amendment

         IN WITNESS WHEREOF, MedPartners, the Subsidiary and ASG have caused this Amendment to be executed by their respective duly authorized officers, all as of the day and year first above written.


                                          MEDPARTNERS, INC.

                                          By:/s/ Harold O. Knight, Jr.
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                                          ASG MERGER CORPORATION

                                          By:/s/ Harold O. Knight, Jr.
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                                          AMERICA SERVICE GROUP INC.

                                          By:/s/ Scott L. Mercy
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